Exhibit 10.9

October 22, 2011

John True

Dear John,

Guidewire Software, Inc. (“the Company”) is pleased to offer you the full time, exempt position of SVP Field Operations. Your starting salary will be paid at a rate of $10,416.67 on a semi-monthly basis, which is equivalent to $250,000 per year. If you accept this offer, we expect that you will begin working at Guidewire on November 8, 2011. You will be a member of the management team, reporting to the Chief Executive Officer.

Also, you will be eligible for an annual bonus where target bonus earnings will be 100% of your base salary on an annual basis based on the fiscal year. The annual bonus will be paid in quarterly installments within 30 days of the end of each fiscal quarter and prorated based on your start date, and will be based upon metrics that are mutually agreed to by you and the Chief Executive Officer and/or Compensation Committee of the Board of Directors. The bonus plan, in its entirety, may also be revised at any time.

As a regular full time employee of the Company, if you work a minimum of 30 hours per workweek you will be eligible to participate in a number of Company-sponsored benefits, which are described in our employee manual.

Subject to approval by the Board of Directors, you will be granted an option to purchase 240,000 shares of our common stock (the “Option”) under the Company’s 2006 Stock Plan (the “2006 Plan”). The exercise price per share of the Option will be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board of Directors or the Compensation Committee in good faith. The Option will be subject to the terms and conditions of the 2006 Plan as described in the 2006 Plan and the applicable Stock Option Agreement. The Option will vest and become exercisable in 25% of the Option shares after 12 months of continuous service, and the balance will vest and become exercisable in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Subject to approval by the Board of Directors, you will be granted an award of 150,000 Restricted Stock Units (“RSUs”) under the Company’s 2010 Restricted Stock Unit Plan (the “ RSU Plan”). Your receipt of this award will be subject to you executing the Company’s standard RSU award agreement. The vesting of your RSU award will be subject to a time based vesting condition and a performance condition, both of which must be satisfied before shares of Company stock will be issued to you. So long as you continue in service with the Company, 25% of the RSUs will typically time vest on the one year anniversary of the 15th of March, June, September, or December which most closely follows your hire date (the “One Year Cliff”), and 6.25% of the RSUs will typically time vest on each subsequent 15th of March, June, September, and December thereafter (the “Quarterly Vesting Schedule”), until the RSUs are fully time vested after 4 years; provided that if there is a Change in Control (as defined below) before the date on which the One Year Cliff is satisfied, then the One Year Cliff requirement shall be disregarded as of the date of such Change in Control and the Quarterly Vesting Schedule will immediately commence thereafter as if your vesting schedule had provided for quarterly vesting over 4 years from the 15th of March, June, September or December which most closely follows your hire date. However, no shares of

Company stock will be issued to you in settlement of your time vested RSUs until there is a Sale Event (as defined in the RSU Plan) or 180 days after the Company’s initial public offering.

Like other Guidewire employees, you will be employed on an at-will basis. This means that either you or Guidewire may terminate your employment relationship at any time for any reason, with or without cause. Notwithstanding the at-will nature of your employment, if the Company terminates your employment at any time without Cause (as defined below), then subject to you signing a general release of claims in the form attached hereto as Exhibit A (the “Release”) and the expiration of the seven day revocation period for the Release, the Company will pay you an amount equal to 0.5 times the sum of your annual base salary and target annual bonus, payable in substantially equal installments in accordance with the Company’s payroll practice over six months commencing within 60 days after your date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount will begin to be paid in the second calendar year. (Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.)

If within two months before or 24 months after a Change in Control (as defined below), your employment is terminated by the Company without Cause or you resign for Good Reason (each as defined below), then subject to you signing the Release and the expiration of the seven-day revocation period for the Release, (a) in lieu of the severance in the immediately preceding paragraph, the Company will pay you an amount equal to your annual base salary and target annual bonus, payable in a single lump sum payment within 60 days after your date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the payment will be paid in the second calendar year; (b) the Option described in this Offer Letter will become 100% vested and exercisable; (c) the time condition with respect to the RSUs described in this offer letter will become 100% vested and satisfied; and (d) all other stock options, restricted stock units and other stock-based awards then held by you will be accelerated as if you had completed an additional 12 months of service with the Company.

For purposes of the foregoing, the following terms have the following meanings:

1. “Cause” means the Company has complied with the “Termination for Cause Process” (hereinafter defined) following the occurrence of any of the following events: (i) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any material agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules that have been provided to you; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) your gross misconduct that results in material harm to the Company; (vi) your continuing and intentional non-performance of your assigned duties after receiving written notification of the failure from the CEO; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation therewith. “Termination without Cause Process” means that (1) the Company has reasonably determined in good faith that a “Cause” condition has occurred; (2) the Company notifies you in writing of the first occurrence of the Cause condition within 60 days of having knowledge of the first occurrence of such condition; (3) the Company cooperates in good faith with your efforts, for a period not less than 30 days following such notice (the “Cause Cure Period”), to remedy the condition, if such condition is capable of being cured; (4) notwithstanding such efforts, the Cause condition continues to exist; and (5) the Company terminates your employment within 60 days after the end of the Cause Cure Period if such condition is capable of being cured, and if not capable of being cured, the Company terminates your employment within 60 days after providing the notice in clause (2) to you. For conditions capable of being cured, if you cure the Cause condition during the Cause Cure Period, Cause will be deemed not to have occurred.

2. “Change in Control” means any of the following:

(i) the date any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the date of consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence will thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” will be deemed to have occurred for purposes of the foregoing clause (i). The Company’s initial public offering will not be a Change in Control.

3. “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your title (as it relates to the Company as opposed to the overall business of any potential acquiror), responsibilities, authority or duties or a material diminution in the responsibilities, authority or duties of the individual to whom you directly report (for example, a reduction by 10% or more of the number of individuals who either directly or indirectly report to you or a reduction by more than 10% of the budget you have available for the fulfillment of your duties and responsibilities would be one of several scenarios that would qualify for Good Reason unless such reductions are in connection with a general economic downturn at the Company and not specific to you; provided, however that a change in the responsibilities, authority or duties of the individual to whom you directly report from being the chief executive officer of the Company to the head of a division or business unit after a Change in Control would not alone qualify for Good Reason); (ii) a change in your reporting relationship that would require you to report to any officer or employee other than the Company’s Chief Executive Officer (or similar title describing the head of the Company’s business); (iii) a material diminution in your base salary or bonus opportunity; (iv) a material change in the geographic location at which your provide services to the Company; or (v) the material breach by the Company of any material agreement between you and the Company. “Good Reason Process” means that (1) you reasonably determine in good faith that a “Good Reason” condition has occurred; (2) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

This is the full and complete agreement between us on this term. Although your job duties, title and reporting level, compensation and benefits, as well as Guidewire’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the Chief Executive Officer of the Company.

Your employment pursuant to this offer is contingent on the following: (1) your signing of the enclosed Proprietary Information and Inventions Assignment Agreement, which, among other things, requires that you will not, during your employment with Guidewire, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto Guidewire premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; and (3) completion of satisfactory reference checks.

Section 409A. It is the intent of the parties that the all benefits provided under this agreement, including all severance payments and all other cash, equity, and other benefits, shall either (a) not be deferred compensation arrangements under Section 409A, or (b) comply with the requirements of Sections 409A. The parties agree to take all reasonably necessary steps to have such benefits not be deferred compensation arrangements under Section 409A or have such arrangements comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding any other provisions of this Agreement, if you are a “specified employee,” within the meaning of Section 409A, as of you separation date, then any benefits payable to you under this agreement that may be considered deferred compensation under Section 409A and would otherwise be payable to you within six (6) months following your separation date shall instead be paid to you in a single lump sum on the date that is six (6) months and one (1) day following the separation date. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this agreement does not constitute a “deferral of compensation” within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. All compensation paid to you shall be subject to all applicable withholdings and deductions.

To accept this offer, please sign this letter along with the executed Proprietary Information and Inventions Assignment Agreement. This offer, if not accepted, will expire on October 31, 2011.

We look forward to having you join our Guidewire team. If you have any questions, please contact Bob Donahue.

Sincerely,

/s/ Marcus Ryu
Marcus Ryu
Chief Executive Officer
Guidewire Software, Inc.

I have read and accept this employment offer.

11-9-2011	/s/ John True
Date	John True

11-9-2011
Enter Confirmed Start Date

Exhibit A

FORM OF RELEASE

This Release (the “Release”) is made between John True (“Employee”) and Guidewire Software, Inc. (the “Company,” together with Employee, the “Parties”).

WHEREAS, Employee is an employee of the Company;

WHEREAS, Employee and the Company entered into an Employment Agreement dated October 22, 2011 that was signed by Employee on November 9, 2011 (the “Employment Agreement”) which provides for certain separation benefits to Employee in the event Employee’s employment terminates under specified conditions; and

WHEREAS, the Employment Agreement requires that Employee execute a release of claims agreement prior to being eligible to receive any separation benefits under the Employment Agreement; and

WHEREAS, this Release is required to be executed and delivered to the Company pursuant to the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Separation Benefits. Upon the Effective Date (as defined in Section 5 below) of this Release, the Parties agree that Employee shall become entitled to such benefits for which Employee may become eligible under the Employment Agreement, with such benefits being provided as set forth in the Employment Agreement.

2.          General Release; Covenant Not to Sue.

    (a)        Employee irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, parents and subsidiaries and their respective predecessors, successors and assigns, their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Employee signs this Release, Employee has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: any employment agreement, including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation;

discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, California Government Code § 12900 et seq., the California Business and Professions Code, and the California Labor Code; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; and attorney’s fees and costs. Employee understands that this general release of Claims extends to any and all Claims, including but not limited to Claims related to Employee’s employment by the Company and the termination of Employee’s employment. Notwithstanding any other provision of this Section 2, Employee understands that this general release does not extend (i) to any rights or claims that may arise out of acts or events that occur after the date on which Employee signs this Release or (ii) to any claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights). Employee represents that Employee (A) has not assigned or granted to any third party any Claim released by this Release, (B) has not filed with any agency or court any Claim released by this Release and (C) has the full legal capacity to give the releases specified herein.

    (b)        Employee hereby covenants not to sue the Releasees with respect to the Claims released in this Release, or to initiate or voluntarily participate in any administrative proceeding against the Releasees seeking monetary damages with respect to any such Claims, except as may be otherwise provided by law.

3.          Civil Code 1542 Waiver. As a further consideration and inducement for this Release, Employee hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation Employee may have with respect to the Company and any of the Releasees. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee expressly agrees that this Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

4.          Other Agreements. Employee hereby reaffirms Employee’s continuing obligations pursuant to any other agreement that may currently exist between Employee and the Company, including without limitation with respect to confidentiality, proprietary information, invention assignment, nonsolicitation and nondisclosure, all of which are incorporated by reference into this Section 4 and shall remain in full force and effect, to the extent not inconsistent with this Release.

5.          Time for Consideration; Effective Date. Employee acknowledges that Employee has been provided with the opportunity to consider this Release for twenty-one (21) days before signing it. To accept this Release, Employee must return a signed original of this Release so that it is received by the Company on or before the expiration of this twenty-one (21) day period. If Employee signs this Release within less than twenty-one (21) days of the date of its delivery to Employee, Employee acknowledges by signing this Release that such decision was entirely voluntary and that Employee had the opportunity to consider this Release for the entire twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Release, Employee shall retain the right to revoke this Release by written notice that must be received by the Company’s Chief Executive Officer before the end of such revocation period. This Release shall become effective automatically without any further action by or on behalf of any Party on the day immediately following the expiration of the revocation period (the “Effective Date”), provided that Employee does not revoke this Release during the revocation period. Employee shall not be entitled to any benefits under the Employment Agreement if Employee revokes this Release prior to the expiration of such revocation period.

6.          Advice of Counsel.    This Release is a legally binding document and Employee’s signature will commit Employee to its terms upon the Effective Date. Employee acknowledges that Employee has been advised to discuss all aspects of this Release with Employee’s attorney, that Employee has had an opportunity to consult Employee’s attorney, that Employee has carefully read and fully understands all of the provisions of this Release and that Employee is voluntarily entering into this Release.

7.          Non-Disparagement.    Employee agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect Employee’s obligation to testify truthfully in any legal proceeding.

8.          Enforceability.    Employee acknowledges that the provisions of this Release are contractual and severable. If any part of this Release is at any time held invalid, that part will remain in effect to the extent allowed by law and all other provisions shall remain in full force and effect.

9.          Binding Effect; Third Party Beneficiary.    This Release shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each party and each of its predecessors, successors, assigns, equityholders, directors, managers, officers, partners, employees, agents, parents, subsidiaries and affiliates.

10.        Entire Agreement.    This Release constitutes the entire agreement between Employee and the Company concerning the subject matter hereof, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning its subject matter, but subject to Section 4 above.

11.        Waiver and Amendment.    No waiver or amendment of any provision of this Release shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Release shall not prevent any subsequent enforcement of such term or obligation, and the waiver by either Party of any breach of this Release shall not be deemed a waiver of any subsequent or other breach.

12.          Governing Law; Interpretation.    This Release shall be interpreted and enforced under the laws of the State of California without regard to conflict of law principles. In the event of any dispute, this Release is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Release.

13.          Counterparts.    This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

14.          Prevailing Party.    The prevailing party shall be entitled to reasonable costs and expenses incurred by it in connection with any cause of action, enforcement action or other similar matter arising in connection with this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Release on the date(s) indicated below.

GUIDEWIRE SOFTWARE, INC.

BY:
ITS:	Date

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

EMPLOYEE

JOHN TRUE	DATE